Exhibit 99.1
Ellington Residential Mortgage REIT Reports Fourth Quarter 2021 Results
OLD GREENWICH, Connecticut—March 7, 2022
Ellington Residential Mortgage REIT (NYSE: EARN) (the "Company") today reported financial results for the quarter ended December 31, 2021.
Highlights
•Net loss of $(2.8) million, or $(0.21) per share.
•Core Earnings1 of $3.7 million, or $0.28 per share.
•Book value of $11.76 per share as of December 31, 2021, which includes the effects of dividends of $0.30 per share for the quarter.
•Net interest margin2 of 1.81%.
•Weighted average constant prepayment rate ("CPR") for the fixed-rate Agency specified pool portfolio of 20.7%3.
•Dividend yield of 12.3% based on the March 4, 2022 closing stock price of $9.73.
•Debt-to-equity ratio of 6.9:1 as of December 31, 2021.
•Net mortgage assets-to-equity ratio of 7.1:14 as of December 31, 2021.
•Cash and cash equivalents of $69.0 million as of December 31, 2021, in addition to other unencumbered assets of $16.7 million.
Fourth Quarter 2021 Results
"Ellington Residential was able to limit book value declines in what was a challenging quarter for Agency RMBS. Rising inflation triggered a pulling forward of expectations for the first interest rate hike, and an increased likelihood for additional rate increases in 2022, and an acceleration of the Federal Reserve's tapering schedule for balance sheet reduction. These shifts drove a sharp flattening of the yield curve and a spike in interest rate volatility, which caused yield spreads on many Agency RMBS to widen substantially over the course of the quarter," said Laurence Penn, Chief Executive Officer and President.
"Ellington Residential had a moderate economic loss for the fourth quarter, as net mark-to-market losses on our Agency RMBS exceeded net gains on our interest rate hedges and net carry from the portfolio. As with other periods of volatility, our dynamic interest rate hedging, active trading, and lower net leverage helped limit losses during the quarter.
"So far in 2022, interest rates have continued to increase, especially at the front end of the yield curve, and volatility has risen further, in response to an increasingly hawkish Federal Reserve and geopolitical uncertainty. These developments have triggered a sharp selloff in Agency RMBS and yield spread widening across many other fixed income sectors. We have actively traded our portfolio and have taken advantage of wider yield spreads by adding some attractively priced assets. At the same time, we continue to rely on our interest rate hedging and disciplined risk management to protect book value and put us in position to play offense as more opportunities arise.”

1 Core Earnings is a non-GAAP financial measure. See "Reconciliation of Core Earnings to Net Income (Loss)" below for an explanation regarding the calculation of Core Earnings.
2 Net interest margin excludes the effect of the Catch-up Premium Amortization Adjustment.
3 Excludes recent purchases of fixed rate Agency specified pools with no prepayment history.
4 The Company defines its net mortgage assets-to-equity ratio as the net aggregate market value of its mortgage-backed securities (including the underlying market values of its long and short TBA positions) divided by total shareholders' equity. As of December 31, 2021 the market value of the Company's mortgage-backed securities and its net short TBA position was $1.31 billion and $(213.5) million, respectively, and total shareholders' equity was $154.2 million.

Financial Results
The following table summarizes the Company's portfolio of RMBS as of December 31, 2021 and September 30, 2021:

	December 31, 2021					September 30, 2021
(In thousands)	Current Principal	Fair Value	Average Price(1)	Cost	Average Cost(1)	Current Principal	Fair Value	Average Price(1)	Cost	Average Cost(1)
Agency RMBS(2)
15-year fixed-rate mortgages	$125,033	$130,710	$104.54	$130,099	$104.05	$142,607	$150,316	$105.41	$148,435	$104.09
20-year fixed-rate mortgages	35,732	36,347	101.72	37,211	104.14	37,387	38,515	103.02	38,925	104.11
30-year fixed-rate mortgages	1,027,843	1,072,904	104.38	1,066,347	103.75	898,524	955,012	106.29	940,203	104.64
ARMs	11,491	11,960	104.08	12,034	104.73	11,692	12,212	104.45	12,253	104.80
Reverse mortgages	35,313	37,297	105.62	37,652	106.62	38,657	41,339	106.94	41,274	106.77
Total Agency RMBS	1,235,412	1,289,218	104.36	1,283,343	103.88	1,128,867	1,197,394	106.07	1,181,090	104.63
Non-Agency RMBS(2)	10,672	9,056	84.86	7,234	67.78	10,874	9,138	84.04	7,288	67.02
Total RMBS(2)	1,246,084	1,298,274	104.19	1,290,577	103.57	1,139,741	1,206,532	105.86	1,188,378	104.27
Agency IOs	n/a	10,289	n/a	12,983	n/a	n/a	11,774	n/a	14,255	n/a
Non-Agency IOs	n/a	2,798	n/a	2,684	n/a	n/a	—	n/a	—	n/a
Total mortgage-backed securities		$1,311,361		$1,306,244			$1,218,306		$1,202,633
(1)Represents the dollar amount (not shown in thousands) per $100 of current principal of the price or cost for the security.
(2)Excludes IOs.
The Company's Agency RMBS holdings increased by approximately 8% to $1.289 billion as of December 31, 2021, as compared to $1.197 billion as of September 30, 2021. Over the same period, the Company's interest-only holdings increased to $13.1 million from $11.8 million, while its non-Agency RMBS holdings were roughly unchanged at $9.1 million. The Company traded actively during the quarter, with Agency RMBS portfolio turnover of 49%, as compared to 23% in the prior quarter.
In conjunction with its larger portfolio at year end, the Company's debt-to-equity ratio increased to 6.9:1 as of December 31, 2021, as compared to 6.7:1 as of September 30, 2021; and its net mortgage assets-to-equity ratio increased to 7.1:1 as of December 31, 2021, as compared to 6.4:1 as of September 30, 2021.
During the fourth quarter, short-term interest rates rose sharply, actual and implied volatility increased, and the yield curve flattened as the Federal Reserve signaled that interest rate increases could be imminent. The Federal Reserve also began the tapering of its asset purchases in November, and then accelerated the pace of that tapering starting in December. In response to these developments, most Agency RMBS underperformed U.S. Treasury securities and interest rate swaps during the quarter, with higher-coupon specified pools and other shorter-duration RMBS particularly underperforming in light of the flattening of the yield curve.
The Company had a net loss for the quarter, as net realized and unrealized losses on its Agency RMBS exceeded net interest income and net realized and unrealized gains on its interest rate hedges due to higher interest rates.
Pay-ups on the Company's existing specified pool investments declined modestly during the quarter, while its new purchases during the quarter consisted of pools with lower pay-ups. As a result, the average pay-ups on the Company's specified pools declined to 1.07% as of December 31, 2021, as compared to 1.44% as of September 30, 2021. Pay-ups are price premiums for specified pools relative to their TBA counterparts.
During the quarter, the Company continued to hedge interest rate risk through the use of interest rate swaps and short positions in TBAs, U.S. Treasury securities, and futures. Similar to recent quarters, the Company ended the fourth quarter with a net short overall TBA position on a notional basis while maintaining a small net long overall TBA position as measured by 10-year equivalents. Ten-year equivalents for a group of positions represent the amount of 10-year U.S. Treasury securities that would be expected to experience a similar change in market value under a standard parallel move in interest rates. Similar to prior quarters, the Company concentrated its long TBAs held for investment in lower coupons, and its TBA short positions in higher coupons.
The Company's non-Agency RMBS portfolio, including non-Agency interest-only securities, generated modestly positive results during the quarter, driven by net interest income and net unrealized gains. The Company expects to vary its allocation to non-Agency RMBS as market opportunities change over time.

Finally, while the Company's Agency RMBS portfolio was larger as of December 31, 2021 as compared to September 30, 2021, its average RMBS portfolio size over the course of the fourth quarter was lower than that of the prior quarter. In addition, net interest margin declined, primarily due to higher costs of funds. For these reasons, the Company's Core Earnings decreased quarter over quarter.
Reconciliation of Core Earnings to Net Income (Loss)
Core Earnings consists of net income (loss), excluding realized and change in net unrealized gains and (losses) on securities and financial derivatives, and excluding, if applicable, any non-recurring items of income or loss. Core Earnings also excludes the effect of the Catch-up Premium Amortization Adjustment on interest income. The Catch-up Premium Amortization Adjustment is a quarterly adjustment to premium amortization triggered by changes in actual and projected prepayments on the Company's Agency RMBS (accompanied by a corresponding offsetting adjustment to realized and unrealized gains and losses). The adjustment is calculated as of the beginning of each quarter based on the Company's then-current assumptions about cashflows and prepayments, and can vary significantly from quarter to quarter. Core Earnings includes net realized and change in net unrealized gains (losses) associated with periodic settlements on interest rate swaps.
Core Earnings is a supplemental non-GAAP financial measure. The Company believes that Core Earnings provides information useful to investors because it is a metric that the Company uses to assess its performance and to evaluate the effective net yield provided by the portfolio. Moreover, one of the Company's objectives is to generate income from the net interest margin on the portfolio, and Core Earnings is used to help measure the extent to which this objective is being achieved. In addition, the Company believes that presenting Core Earnings enables its investors to measure, evaluate and compare its operating performance to that of its peer companies. However, because Core Earnings is an incomplete measure of the Company's financial results and differs from net income (loss) computed in accordance with GAAP, it should be considered as supplementary to, and not as a substitute for, net income (loss) computed in accordance with GAAP.
The following table reconciles, for the three-month periods ended December 31, 2021 and September 30, 2021, the Company's Core Earnings to the line on the Company's Consolidated Statement of Operations entitled Net Income (Loss), which the Company believes is the most directly comparable GAAP measure:

	Three-Month Period Ended
(In thousands except share amounts and per share amounts)	December 31, 2021	September 30, 2021
Net Income (Loss)	$(2,759)	$860
Adjustments:
Net realized (gains) losses on securities	1,540	(1,425)
Change in net unrealized (gains) losses on securities	10,428	4,283
Net realized (gains) losses on financial derivatives	(3,444)	3,042
Change in net unrealized (gains) losses on financial derivatives	(1,315)	(3,291)
Net realized gains (losses) on periodic settlements of interest rate swaps	(424)	(791)
Change in net unrealized gains (losses) on accrued periodic settlements of interest rate swaps	(181)	123
Negative (positive) component of interest income represented by Catch-up Premium Amortization Adjustment	(169)	1,213
Subtotal	6,435	3,154
Core Earnings	$3,676	$4,014
Weighted Average Shares Outstanding	13,027,717	12,921,649
Core Earnings Per Share	$0.28	$0.31

About Ellington Residential Mortgage REIT
Ellington Residential Mortgage REIT is a mortgage real estate investment trust that specializes in acquiring, investing in and managing residential mortgage- and real estate-related assets, with a primary focus on residential mortgage-backed securities for which the principal and interest payments are guaranteed by a U.S. government Agency or a U.S. government-sponsored enterprise. Ellington Residential Mortgage REIT is externally managed and advised by Ellington Residential Mortgage Management LLC, an affiliate of Ellington Management Group, L.L.C.
Conference Call
The Company will host a conference call at 11:00 a.m. Eastern Time on Tuesday, March 8, 2022, to discuss its financial results for the quarter ended December 31, 2021. To participate in the event by telephone, please dial (866) 342-8591 at least 10 minutes prior to the start time and reference the conference ID: EARNQ421. International callers should dial (203) 518-9713 and reference the same conference ID. The conference call will also be webcast live over the Internet and can be accessed via the "For Our Shareholders" section of the Company's web site at www.earnreit.com. To listen to the live webcast, please visit www.earnreit.com at least 15 minutes prior to the start of the call to register, download, and install necessary audio software. In connection with the release of these financial results, the Company also posted an investor presentation, that will accompany the conference call, on the Company's website at www.earnreit.com under "For Our Shareholders—Presentations."
A dial-in replay of the conference call will be available on Tuesday, March 8, 2022, at approximately 2:00 p.m. Eastern Time through Tuesday, March 15, 2022 at approximately 11:59 p.m. Eastern Time. To access this replay, please dial (800) 839-9374. International callers should dial (402) 220-6087. A replay of the conference call will also be archived on the Company's web site at www.earnreit.com.
Cautionary Statement Regarding Forward-Looking Statements
This press release contains forward-looking statements within the meaning of the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements involve numerous risks and uncertainties. Actual results may differ from the Company's beliefs, expectations, estimates, and projections and, consequently, you should not rely on these forward-looking statements as predictions of future events. Forward-looking statements are not historical in nature and can be identified by words such as "believe," "expect," "anticipate," "estimate," "project," "plan," "continue," "intend," "should," "would," "could," "goal," "objective," "will," "may," "seek," or similar expressions or their negative forms, or by references to strategy, plans, or intentions. Examples of forward-looking statements in this press release include, without limitation, the Company's beliefs regarding the current economic and investment environment, the Company's ability to implement its investment and hedging strategies, the Company's future prospects and the protection of the Company's net interest margin from prepayments, volatility and its impact on the Company, the performance of the Company's investment and hedging strategies, the Company's exposure to prepayment risk in the Company's Agency portfolio, and statements regarding the drivers of the Company's returns. The Company's results can fluctuate from month to month and from quarter to quarter depending on a variety of factors, some of which are beyond the Company's control and/or are difficult to predict, including, without limitation, changes in interest rates and the market value of the Company's securities, changes in mortgage default rates and prepayment rates, the Company's ability to borrow to finance its assets, changes in government regulations affecting the Company's business, the Company's ability to maintain its exclusion from registration under the Investment Company Act of 1940 and other changes in market conditions and economic trends, including changes resulting from the economic effects related to the COVID-19 pandemic, and associated responses to the pandemic. Furthermore, forward-looking statements are subject to risks and uncertainties, including, among other things, those described in Item 1A of the Company's Annual Report on Form 10-K for the fiscal year ended December 31, 2020 which can be accessed through the link to the Company's SEC filings under "For Our Shareholders" on the Company's website (www.earnreit.com) or at the SEC's website (www.sec.gov). Other risks, uncertainties, and factors that could cause actual results to differ materially from those projected or implied may be described from time to time in reports we file with the SEC, including reports on Forms 10-Q, 10-K and 8-K. We undertake no obligation to update or revise any forward-looking statements, whether as a result of new information, future events, or otherwise.

ELLINGTON RESIDENTIAL MORTGAGE REIT
CONSOLIDATED STATEMENT OF OPERATIONS
(UNAUDITED)

	Three-Month Period Ended		Year Ended
	December 31, 2021	September 30, 2021	December 31, 2021
(In thousands except share amounts and per share amounts)
INTEREST INCOME (EXPENSE)
Interest income	$6,491	$5,463	$28,364
Interest expense	(729)	(552)	(2,723)
Total net interest income	5,762	4,911	25,641
EXPENSES
Management fees to affiliate	581	598	2,402
Professional fees	169	223	938
Compensation expense	129	203	721
Insurance expense	97	99	377
Other operating expenses	336	319	1,314
Total expenses	1,312	1,442	5,752
OTHER INCOME (LOSS)
Net realized gains (losses) on securities	(1,540)	1,425	3,818
Net realized gains (losses) on financial derivatives	3,444	(3,042)	(2,526)
Change in net unrealized gains (losses) on securities	(10,428)	(4,283)	(36,090)
Change in net unrealized gains (losses) on financial derivatives	1,315	3,291	8,600
Total other income (loss)	(7,209)	(2,609)	(26,198)
NET INCOME (LOSS)	$(2,759)	$860	$(6,309)
NET INCOME (LOSS) PER COMMON SHARE:
Basic and Diluted	$(0.21)	$0.07	$(0.50)
WEIGHTED AVERAGE SHARES OUTSTANDING	13,027,717	12,921,649	12,683,761
CASH DIVIDENDS PER SHARE:
Dividends declared	$0.30	$0.30	$1.18

ELLINGTON RESIDENTIAL MORTGAGE REIT
CONSOLIDATED BALANCE SHEET
(UNAUDITED)

	As of
	December 31, 2021	September 30, 2021	December 31, 2020(1)
(In thousands except share amounts and per share amounts)
ASSETS
Cash and cash equivalents	$69,028	$61,169	$58,166
Mortgage-backed securities, at fair value	1,311,361	1,218,306	1,081,380
Other investments, at fair value	309	309	292
Due from brokers	88,662	58,296	47,798
Financial derivatives–assets, at fair value	6,638	7,310	2,791
Reverse repurchase agreements	117,505	9,975	—
Receivable for securities sold	—	7,022	—
Interest receivable	4,504	3,786	4,114
Other assets	459	502	270
Total Assets	$1,598,466	$1,366,675	$1,194,811
LIABILITIES AND SHAREHOLDERS' EQUITY
LIABILITIES
Repurchase agreements	$1,064,835	$1,062,197	$1,015,245
Payable for securities purchased	255,136	125,853	—
Due to brokers	1,959	577	1,064
Financial derivatives–liabilities, at fair value	1,103	3,090	6,630
U.S. Treasury securities sold short, at fair value	117,195	9,974	—
Dividend payable	1,311	3,881	3,456
Accrued expenses	1,236	1,207	918
Management fee payable to affiliate	581	598	626
Interest payable	885	398	470
Total Liabilities	1,444,241	1,207,775	1,028,409
SHAREHOLDERS' EQUITY
Preferred shares, par value $0.01 per share, 100,000,000 shares authorized; (0 shares issued and outstanding, respectively)	—	—	—
Common shares, par value $0.01 per share, 500,000,000 shares authorized; (13,109,926, 12,935,358, and 12,343,542 shares issued and outstanding, respectively)(2)	131	129	123
Additional paid-in-capital	238,865	236,869	229,614
Accumulated deficit	(84,771)	(78,098)	(63,335)
Total Shareholders' Equity	154,225	158,900	166,402
Total Liabilities and Shareholders' Equity	$1,598,466	$1,366,675	$1,194,811
SUPPLEMENTAL PER SHARE INFORMATION
Book Value Per Share	$11.76	$12.28	$13.48
(1)Derived from audited financial statements as of December 31, 2020.
(2)Common shares issued and outstanding at December 31, 2021 includes 163,269 common shares issued during the quarter under the Company's at-the-market program.